As filed with the Securities and Exchange Commission on January 31, 2011
Registration Statement No. 333-144635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-1

TO

FORM S-3 REGISTRATION STATEMENT

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada		59-2025386
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Benton H Wilcoxon
Chief Executive Officer
Composite Technology Corporation
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Mary Ann Sapone, Esq.
RICHARDSON & PATEL LLP
10900 Wilshore Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to the public: Not applicable.  Termination of registration statement and deregistration of related securities.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment No. 1 on Form S-1 to the Registration Statement on Form S-3 which was originally filed on July 17, 2007 (File No. 333-144635) to register the resale by certain shareholders of 52,331,801 shares of common stock, $0.001 par value per share, (the “Common Stock”) of Composite Technology Corporation (the “Company”) is being filed to deregister the shares of common stock that have not been resold.  The offering included the following:

10,973,585 shares of Common Stock issuable upon exercise of warrants issued to certain of the selling shareholders in a private placement transaction that was completed in February 2007;

25,201,954 shares of Common Stock and 7,812,619 shares issuable of Common Stock issuable upon exercise of certain warrants issued in the private placement that was completed in June 2007;

1,316,829 shares of Common Stock issuable upon exercise of warrants issued to our placement agents and financial advisors in connection with the private placement transaction that was consummated in February 2007;

1,226,814 shares issuable upon exercise of Warrants we issued to selling shareholders in connection with additional warrants granted in connection with price-based, anti-dilution rights;

4,000,000 shares of Common Stock issued to two shareholders in connection with the EU Energy acquisition; and

1,800,000 shares of Common Stock issuable upon exercise of warrants issued to a selling shareholder in connection with the factored receivable arrangement from November, 2006.

This offering has been terminated because our obligation to keep the registration statement current has expired.

In accordance with the undertaking made by the Company in the registration statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities that are registered but unsold under the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on January 31, 2011.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon
Chief Executive Officer

By:	/s/ Domonic J. Carney
Domonic J. Carney
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Chief Executive Officer (Principal
/s/ Benton H Wilcoxon	Executive Officer) and Chairman	January 31, 2011
Benton H Wilcoxon	of the Board of Directors

Chief Financial Officer (Principal
/s/ Domonic J. Carney	Financial and Accounting Officer)	January 31, 2011
Domonic J. Carney

/s/ D. Dean McCormick III
D. Dean McCormick III	Director	January 31, 2011

/s/ Michael D. McIntosh
Michael D. McIntosh	Director	January 31, 2011

/s/ Dennis C. Carey
Dennis C. Carey	Director	January 31, 2011

/s/ Michael Lee
Michael Lee	Director	January 31, 2011